SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC 20549

                             ---------------

                               SCHEDULE 13G

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED
            PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                    THERETO FILED PURSUANT TO 13d-2(b)
                            (Amendment No. 1)


                     Universal Outdoor Holdings, Inc.
          ------------------------------------------------------
                             (Name of Issuer)


                 Common Stock (par value $.01 per share)
          ------------------------------------------------------
                      (Title of Class of Securities)


                                91377M105
          ------------------------------------------------------
                              (CUSIP Number)

                             ---------------





CUSIP No.  91377M105
----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Kelso Investment Associates V, L.P.
      13-372-8774
----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                   (b) |_|
----------------------------------------------------------------------------
3     SEC USE ONLY

----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
----------------------------------------------------------------------------
                        5     SOLE VOTING POWER
    NUMBER OF                 0
     SHARES             ----------------------------------------------------
  BENEFICIALLY          6     SHARED VOTING POWER
    OWNED BY                  0
      EACH              ----------------------------------------------------
    REPORTING           7     SOLE DISPOSITIVE POWER
     PERSON                   0
      WITH              ----------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                              0
----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0
----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                               |_|

----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0 %
----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      PN
----------------------------------------------------------------------------





CUSIP No.  91377M105
----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Kelso Equity Partners V, L.P.
      13-378-7708
----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                   (b) |_|
----------------------------------------------------------------------------
3     SEC USE ONLY

----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
----------------------------------------------------------------------------
                        5     SOLE VOTING POWER
    NUMBER OF                 0
     SHARES             ----------------------------------------------------
  BENEFICIALLY          6     SHARED VOTING POWER
    OWNED BY                  0
      EACH              ----------------------------------------------------
    REPORTING           7     SOLE DISPOSITIVE POWER
     PERSON                   0
      WITH              ----------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                              0
----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0
----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                           |_|

----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0 %
----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      PN
----------------------------------------------------------------------------





CUSIP No.  91377M105
----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Joseph S. Schuchert
      ###-##-####
----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                 (b) |_|
----------------------------------------------------------------------------
3     SEC USE ONLY

----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      New York
----------------------------------------------------------------------------
                        5     SOLE VOTING POWER
    NUMBER OF                 0
     SHARES             ----------------------------------------------------
  BENEFICIALLY          6     SHARED VOTING POWER
    OWNED BY                  0
      EACH              ----------------------------------------------------
    REPORTING           7     SOLE DISPOSITIVE POWER
     PERSON                   0
      WITH              ----------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                              0
----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0
----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                         |_|

----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0 %
----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN
----------------------------------------------------------------------------





CUSIP No.  91377M105
----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Michael B. Goldberg
      ###-##-####
----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                   (b) |_|
----------------------------------------------------------------------------
3     SEC USE ONLY

----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      New York
----------------------------------------------------------------------------
                        5     SOLE VOTING POWER
    NUMBER OF                 0
     SHARES             ----------------------------------------------------
  BENEFICIALLY          6     SHARED VOTING POWER
    OWNED BY                  0
      EACH              ----------------------------------------------------
    REPORTING           7     SOLE DISPOSITIVE POWER
     PERSON                   0
      WITH              ----------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                              0
----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0
----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                           |_|

----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0 %
----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN
----------------------------------------------------------------------------





CUSIP No.  91377M105
----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Frank T. Nickell
      ###-##-####
----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                   (b) |_|
----------------------------------------------------------------------------
3     SEC USE ONLY

----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      New York
----------------------------------------------------------------------------
                        5     SOLE VOTING POWER
    NUMBER OF                 0
     SHARES             ----------------------------------------------------
  BENEFICIALLY          6     SHARED VOTING POWER
    OWNED BY                  0
      EACH              ----------------------------------------------------
    REPORTING           7     SOLE DISPOSITIVE POWER
     PERSON                   0
      WITH              ----------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                              0
----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0
----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                       |_|

----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0 %
----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN
----------------------------------------------------------------------------





CUSIP No.  91377M105
----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      George E. Matelich
      ###-##-####
----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                 (b) |_|
----------------------------------------------------------------------------
3     SEC USE ONLY

----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      New York
----------------------------------------------------------------------------
                        5     SOLE VOTING POWER
    NUMBER OF                 60,000
     SHARES             ----------------------------------------------------
  BENEFICIALLY          6     SHARED VOTING POWER
    OWNED BY                  0
      EACH              ----------------------------------------------------
    REPORTING           7     SOLE DISPOSITIVE POWER
     PERSON                   60,000
      WITH              ----------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                              0
----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      60,000
----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                   |_|

----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      Less than 1 %
----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN
----------------------------------------------------------------------------





CUSIP No.  91377M105
----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Thomas R. Wall, IV
      ###-##-####
----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                 (b) |_|
----------------------------------------------------------------------------
3     SEC USE ONLY

----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      New York
----------------------------------------------------------------------------
                        5     SOLE VOTING POWER
    NUMBER OF                 30,000
     SHARES             ----------------------------------------------------
  BENEFICIALLY          6     SHARED VOTING POWER
    OWNED BY                  0
      EACH              ----------------------------------------------------
    REPORTING           7     SOLE DISPOSITIVE POWER
     PERSON                   30,000
      WITH              ----------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                              0
----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      30,000
----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                      |_|

----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      Less than 1 %
----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN





CUSIP No.  91377M105
----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Frank K. Bynum, Jr.
      ###-##-####
----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                 (b) |_|
----------------------------------------------------------------------------
3     SEC USE ONLY

----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      New York
----------------------------------------------------------------------------
                        5     SOLE VOTING POWER
    NUMBER OF                 30,000
     SHARES             ----------------------------------------------------
  BENEFICIALLY          6     SHARED VOTING POWER
    OWNED BY                  0
      EACH              ----------------------------------------------------
    REPORTING           7     SOLE DISPOSITIVE POWER
     PERSON                   30,000
      WITH              ----------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                              0
----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      30,000
----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                      |_|

----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      Less than 1 %
----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN
----------------------------------------------------------------------------



                        STATEMENT ON SCHEDULE 13G

Item 1(a)   Name of Issuer:

            Universal Outdoor Holdings, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            311 South Wacker Drive, Suite 6400
            Chicago, Illinois  60606

Item 2(a)   Name of Person Filing:

            See Item 1 of the cover pages attached hereto.

Item 2(b)   Address of Principal Business Office or, if none,
            Residence:

            For Kelso Investment Associates V, L.P., Kelso Equity
            Partners V, L.P., Joseph S. Schuchert, Michael B.
            Goldberg, Frank T. Nickell, George E. Matelich, Thomas
            R. Wall, IV, and Frank K. Bynum, Jr.:

            c/o Kelso & Company
            320 Park Avenue, 24th Floor
            New York, New York  10022

Item 2(c)   Citizenship:

            See Item 4 of the cover pages attached hereto.

Item 2(d)   Title of Class of Securities:

            Common Stock (par value $.01 per share)

Item 2(e)   CUSIP Number:

            91377M105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer registered under Section 15
                        of the Act,

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act,

            (c)   [ ]   Insurance Company as defined in section 3(a)(19)
                        of the Act,

            (d)   [ ]   Investment Company registered under section 8
                        of the Investment Company Act,

            (e)   [ ]   Investment Adviser registered under section
                        203 of the Investment Advisers Act of 1940,

            (f)   [ ]   Employee Benefit Plan, Pension Fund which is
                        subject to the  provisions of the Employee
                        Retirement Income Security Act of 1974 or
                        Endowment Fund; see Rule 13d-1(b)(1)(ii)(F),

            (g)   [ ]   Parent Holding Company, in accordance with
                        Rule 13d-1(b)(ii)(G); see Item 7,

            (h)   [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

            Not applicable.

Item  4.    Ownership.

      (a)   Amount Beneficially Owned:

            See Item 9 of the cover pages attached hereto.

      (b)   Percent of Class:

            See Item 10 of the cover pages attached hereto.

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote

                  See Item 5 of the cover pages attached hereto.

            (ii)  shared power to vote or to direct the vote

                  See Item 6 of the cover pages attached hereto.

            (iii) sole power to dispose or to direct the disposition of

                  See Item 7 of the cover pages attached hereto.

            (iv)  shared power to dispose or to direct the disposed of

                  See Item 8 of the cover pages attached hereto.

Item  5.    Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item  6.    Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable.

Item  8.    Identification and Classification of Members of the Group.

            Not applicable.

Item  9.    Notice of Dissolution of Group.

            Not applicable.

Item  10.   Certification

            Not applicable because the statement is filed pursuant to Rule 13d-1(c).



      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1998


                             By:   *
                                 ______________________________________

                             Title: ___________________________________
                                    Kelso Investment Associates V, L.P.


                             By:   *
                                 ______________________________________

                             Title: ___________________________________
                                    Kelso Equity Partners V, L.P.


                             By:  *
                                 ______________________________________
                                 Name: Joseph S. Schuchert


                             By:   *
                                 ______________________________________
                                 Name: Michael B. Goldberg


                             By:   *
                                 ______________________________________
                                 Name: Frank T. Nickell


                             By:   *
                                 ______________________________________
                                 Name: George E. Matelich


                             By:   *
                                 ______________________________________
                                 Name: Thomas R. Wall, IV


                             By:   *
                                 ______________________________________
                                 Name: Frank K. Bynum, Jr.



*By:  /s/ James J. Connors II
    ____________________________
       James J. Connors II
        Attorney-in-fact